Exhibit 99.2
Oclaro, Inc.
Frequently Asked Questions Regarding Reverse Stock Split
April 14, 2010
What is a reverse stock split?
A reverse stock split reduces the total number of a company’s issued and outstanding common shares by combining several shares into one. After a reverse stock split, a stockholder has fewer but higher priced shares.
When was the reverse stock split approved?
At a Special Meeting of Stockholders held on April 27, 2009, our stockholders approved amendments to Oclaro’s restated certificate of incorporation that would effect a reverse stock split, with the exact split ratio to be determined by the Board.
At the annual meeting of Stockholders held on October 21, 2009, our stockholders voted to extend the authorization of our board of directors to effect a reverse stock split from April 27, 2010 to December 31, 2010.
On April 8, 2010, our Board of Directors determined that it was in the best interests of Oclaro and our stockholders to effect a 1-for-5 reverse split of the Oclaro Common Stock.
Why did the board authorize a reverse split?
We believe that the reverse stock split may be desirable for a number of reasons. First, we believe that a higher share price could broaden Oclaro’s appeal to investors, including institutional investors that oftentimes are constrained from buying stocks with a price less than $5 or $10 per share. Second, a reverse stock price will increase our earnings per share. This is because the share number, which is the denominator in this equation, becomes smaller. This means that any improvements in our earnings per share will be quantitatively larger, and may be more noticeable to the market. Third, we believe that the reverse stock split may reduce transaction costs for stockholders when they buy or sell our Common Stock.
What is the exchange ratio for the reverse stock split?
The reverse stock split exchange ratio is 1-for-5.
What is the effective date of the reverse stock split?
The reverse stock split will become effective at 6:00 p.m., Eastern Time, on April 29, 2010. Our shares will begin trading on a post-split basis on April 30, 2010.
What is the effect on stock trading?
For 20 trading days following the April 29, 2010 effective date of the reverse stock split, a “D” will be added to the end of our regular ticker symbol to indicate that a reverse split has recently taken place. As a result, during that time, our trading symbol will be “OCLRD.” After that our ticker symbol will revert back to “OCLR.”
Will the CUSIP number for Oclaro’s Common Stock change?
Yes. The new CUSIP number for Oclaro’s Common Stock will be 67555N 206.
What is the effect on the existing ownership of Oclaro?
The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest in Oclaro, except to the extent that the reverse stock split results in the payment of cash in lieu of fractional shares. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the reverse stock split (other than as a result of the payment of cash in lieu of fractional shares).
How would a reverse split be expected to reduce transaction costs for investors?
By implementing the reverse stock split, stockholders who pay commissions based on the number of shares bought or sold may pay lower total commissions following the effectiveness of the reverse stock split. Lower commissions may also make our stock a more attractive investment to additional investors.
What is the impact of Oclaro’s reverse stock split on its outstanding shares of Common Stock?
The reverse stock split will reduce the number of outstanding shares of Oclaro Common Stock from approximately 212 million to approximately 42 million and will increase the trading price of Oclaro Common Stock.
What is the impact of Oclaro’s reverse stock split on its authorized shares of Common Stock?
The number of authorized shares of Common Stock will be reduced from 450 million to 90 million.

How will fractional shares of Oclaro Common Stock be treated in the reverse stock split?
Oclaro will not issue fractional shares as a result of the reverse stock split. For record stockholders, the transfer agent for Oclaro’s common stock will aggregate all fractional shares and arrange for their sale on the open market shortly after the effective date. Following the sale, these stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholders’ pro rata share of the total net proceeds of these sales. No transaction costs will be assessed. Stockholders with shares held in brokerage accounts are encouraged to contact their brokers with any questions as some brokers may have different procedures for payment of fractional shares.
What are the tax consequences of the reverse stock split to Oclaro’s stockholders?
Generally, the reverse stock split itself will not have any tax consequences, other than for consequences attributable to any cash received in lieu of any fractional shares. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Accordingly, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.
Who should I call if I have questions regarding how the reverse stock split will impact my shares of Oclaro Common Stock?
If you are a record Oclaro stockholder (in other words, you hold the stock certificate(s) yourself or have your shares registered in a book entry account with our transfer agent), you should contact Oclaro’s transfer agent:

By Mail:	By Overnight Courier or By Hand:
BNY Mellon	BNY Mellon
PO Box 358300	Attn: Corporate Action Dept., 6th Floor
Pittsburgh, PA 15252	500 Ross Street
Pittsburgh, PA 15262
Telephone: 1- 866-298-4983 (domestic holders)
1-201-680-6579 (foreign holders)
If you hold your shares in a brokerage account, you should contact your broker with questions.
If BNY Mellon Shareowner Services or your broker does not answer your questions to your satisfaction, you can also contact Oclaro’s Investor Relations Department at ir@oclaro.com
Note Regarding Forward-Looking Statements
This document contains statements about management’s future expectations, plans or prospects of Oclaro, Inc. and its business. These statements, and the assumptions underlying them, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning the expected timing of our proposed reverse stock split and its impact on our stock price, stockholder base and operating results, and statements containing the words “target,” “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including market reaction to our proposed reverse stock split or unexpected delays in completing the reverse stock split, as well as the factors described in Oclaro’s most recent annual report on Form 10-K, most recent quarterly reports on Form 10-Q and other documents we periodically file with the SEC. The forward-looking statements included in this document represent Oclaro’s view as of its date. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. However, Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.